Exhibit 3.3

CERTIFICATE OF DESIGNATIONS

OF

SERIES A PREFERRED STOCK,

PAR VALUE $0.0001,

OF

NUBURU, INC.

Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), Nuburu, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:

WHEREAS, the amended and restated certificate of incorporation of the Company, as filed with the Secretary of State of the State of Delaware (the “Certificate of Incorporation”), authorizes the issuance of 300,000,000 shares of capital stock, consisting of 250,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and 50,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”);

WHEREAS, the Certificate of Incorporation expressly authorizes the Board of Directors of the Company (the “Board”) by resolution or resolutions, to the maximum extent permitted by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing;

WHEREAS, pursuant to the authority conferred upon the Board by the Certificate of Incorporation, the Board, on January 31, 2023, adopted the following resolution designating a new series of Preferred Stock as “Series A Preferred Stock”:

RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article IV of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Company is hereby authorized, and the number of shares to be included in such series, and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of Preferred Stock included in such series, shall be as set forth below.

This Certificate of Designations shall be effective at 9:03 a.m. Eastern Time on January 31, 2023.

SECTION 1. Designation and Number of Shares. The shares of such series of Preferred Stock shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be 25,000,000. That number from time to time may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board, or any duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. The Company shall not have the authority to issue fractional shares of Series A Preferred Stock.

SECTION 2. Ranking. The Series A Preferred Stock will rank, with respect to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company senior to the Common Stock (the “Junior Stock”).

SECTION 3. Definitions. As used herein with respect to Series A Preferred Stock:

“Affiliate” of a specified Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Beneficially Own”, “Beneficially Owned” or “Beneficial Ownership” and “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Certificate of Designations the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply to the effect that a Person shall be deemed to be the Beneficial Owner of a security if that Person has the right to acquire beneficial ownership of such security at any time. For the avoidance of doubt, for purposes of this Certificate of Designations, the Holder shall at all times be deemed to have Beneficial Ownership of the shares of Series A Preferred Stock or shares of Common Stock issuable upon conversion or repurchase of shares of Series A Preferred Stock directly or indirectly held by such Holder, irrespective of any non-conversion period specified in this Certificate of Designations or any restrictions on transfer or voting contained in this Certificate of Designations.

“Board” shall have the meaning set forth in the recitals above.

“Business Combination Agreement” shall mean the Business Combination Agreement between the Company, Compass Merger Sub, Inc., a Delaware corporation, and Nuburu Subsidiary, Inc. (f/k/a Nuburu, Inc.), a Delaware corporation, dated as of August 5, 2022, as it may be amended, supplemented or otherwise modified from time to time.

“Business Day” shall mean any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Bylaws” shall mean the Bylaws of the Company, as may be amended from time to time.

“Capital Stock” shall mean, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Certificate of Designations” shall mean this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

“Certificate of Incorporation” shall have the meaning set forth in the recitals above.

“Change of Control” shall mean the occurrence of any of the following events: (i) a sale, transfer, conveyance, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company, (ii) any Person or “group” (as such term is used in Section 13 of the Exchange Act), directly or indirectly, obtains Beneficial Ownership of 50% or more of the outstanding shares of Voting Stock of the Company or (iii) the Company consummates any merger, consolidation or similar transaction in which Common Stock is converted into equity securities of another entity, unless in the case of this clause (iii) (A) the Company or a successor continues to be incorporated in the United States, listed on a national stock exchange in the United States, and treated as a United States corporation for federal income tax purposes and (B) the stockholders of the Company immediately prior to the consummation of such merger, consolidation or similar transaction continue to hold (in substantially the same proportion as their ownership of the shares of Voting Stock immediately prior to the transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) more than 50% of all of voting power of the outstanding shares of Voting Stock of the surviving or resulting entity, or if the Company becomes a wholly owned subsidiary in such transaction, a direct or indirect parent entity of the Company, in such transaction immediately following the consummation of such transaction. A “Change of Control” shall not include any transaction with the principal purpose of changing the jurisdiction of the Company’s incorporation within the United States.

“close of business” shall mean 5:00 p.m. (New York City time).

“Closing Date” shall have the meaning set forth in the Business Combination Agreement.

“Closing Price” of the Common Stock on any date of determination shall mean the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Common Stock on the Securities Exchange on such date. If the Common Stock is not traded on a Securities Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination shall mean the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an Independent Financial Advisor retained by the Company for such purpose.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in the recitals above.

“Company” shall have the meaning set forth in the recitals above.

“Constituent Person” shall have the meaning set forth in Section 11(a)(iii).

“Conversion Agent” shall mean the Transfer Agent acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.

“Conversion Date” shall have the meaning set forth in Section 8(a).

“Conversion Notice” shall have the meaning set forth in Section 8(a)(i).

“Conversion Price” shall mean, for each share of Series A Preferred Stock, a dollar amount equal to the lesser of (i) $11.50 and (ii) the greater of (x) 115% of the Conversion Price VWAP and (y) $5.00, in each case subject to adjustment as set forth herein.

“Conversion Price VWAP” shall mean the VWAP per share of Common Stock that is the lowest VWAP for any consecutive ninety (90) Trading Day period prior to the time of the calculation of such VWAP. For the avoidance of doubt, such VWAP shall be calculated on the basis of the volume-weighted price for the entire such period and not by averaging the VWAPs of each Trading Day in such period.

“Conversion Restrictions” shall have the meaning set forth in Section 6(c).

“DGCL” shall have the meaning set forth in the recitals above.

“Distributed Entity” shall mean any Subsidiary of the Company distributed in a Distribution Transaction.

“Distribution Transaction” shall mean any distribution of equity securities of a Subsidiary of the Company to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

“Ex-Dividend Date” shall mean, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Excess Amount” shall have the meaning set forth in Section 6(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Preferred Stock” shall mean a series of convertible preferred stock issued by the Company and having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the good faith judgment of the Board, to those of the Series A Preferred Stock, except that the Original Issuance Price and the Conversion Price thereof will be determined as provided herein.

“Exchange Property” shall have the meaning set forth in Section 11(a)(iii).

“Exempt Issuance” shall have the meaning set forth in Section 10(b).

“Holder” shall mean a Person in whose name the shares of the Series A Preferred Stock are registered, which Person shall be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided, however that, to the fullest extent permitted by law, (i) no Person that has received shares of Series A Preferred Stock in violation of the Business Combination Agreement and of any transfer restrictions set forth therein shall be a Holder, (ii) the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and (iii) the Person in whose name the shares of the Series A Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is not an Affiliate of the Company.

“Individual Holder Share Cap” shall mean, with respect to any individual Holder, the maximum number of shares of Common Stock that could be issued by the Company to such Holder without triggering a change of control under applicable stock exchange listing rules.

“Intended Tax Treatment” shall have the meaning set forth in Section 18(b).

“Issuance Date” shall mean, with respect to any share of Series A Preferred Stock, the date of issuance of such share.

“Junior Stock” shall have the meaning set forth in Section 2.

“Mandatory Conversion” shall have the meaning set forth in Section 7(a).

“Mandatory Conversion Date” shall have the meaning set forth in Section 7(a).

“Mandatory Conversion Price” shall mean 200.0% of the then-current Conversion Price.

“Market Disruption Event” shall mean any of the following events:

(a) any suspension of, or limitation imposed on, trading of the Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange; or

(b) any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Common Stock on the Relevant Exchange.

“Mirror Preferred Stock” shall mean a series of convertible preferred stock issued by the Distributed Entity and having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the good faith judgment of the Board, to those of the Series A Preferred Stock, except that the Original Issuance Price and the Conversion Price thereof will be determined as provided herein.

“Notice of Mandatory Conversion” shall have the meaning set forth in Section 7(b).

“Officer’s Certificate” shall mean a certificate executed by the Chief Executive Officer, the Chief Financial Officer or the Secretary of the Company.

“Original Issuance Date” shall mean the Closing Date.

“Original Issuance Price” shall mean, with respect to any share of Series A Preferred Stock, as of any date, $10.00 per share (subject to equitable adjustment in the event of a stock split, stock consolidation, subdivision or other event of a similar nature (other than a redemption or a conversion pursuant to the terms of this Certificate of Designations) that increases or decreases the number of shares of Series A Preferred Stock outstanding).

“Person” shall mean an individual, corporation, limited liability or unlimited liability company, association, partnership, trust, estate, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof, or other entity of any kind or nature.

“Preferred Stock” shall have the meaning set forth in the recitals above.

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

“Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.

“Relevant Exchange” shall have the meaning set forth in the definition of the term “Market Disruption Event”.

“Reorganization Event” shall have the meaning set forth in Section 11(a)(iii).

“Securities Exchange” means the New York Stock Exchange (or any nationally recognized successor thereto); provided, however, that in the event the Company’s Common Stock is ever listed or traded on the NYSE American, the NYSE Arca, The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market, (or any nationally recognized successor to any of the foregoing), then the “Securities Exchange” shall mean such other market or exchange on which the Company’s Common Stock is then listed or traded.

“Series A Preferred Stock” shall have the meaning set forth in Section 1.

“Share Cap” shall mean a number of shares of Common Stock issued or issuable by the Company pursuant to the Business Combination Agreement and pursuant to the terms hereof which would cause the holders of such securities to Beneficially Own, in the aggregate, a number of shares of the Company’s Capital Stock that represents in excess of 9.99% of the Voting Stock as of the Conversion Date.

“Subsidiary” shall mean, with respect to any Person, any other Person of which 50% or more of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect 50% or more of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.

“Test Date” shall mean the date that is two (2) years following the Original Issuance Date.

“Trading Day” shall mean a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

“Trading Period” shall have the meaning set forth in Section 7(a).

“Transfer Agent” shall mean the Person acting as Transfer Agent, Registrar and paying agent and Conversion Agent for the Series A Preferred Stock, and its successors and assigns. The Transfer Agent initially shall be the Company.

“Transfer Taxes” shall have the meaning set forth in Section 18(a).

“Unpaid Cash Dividends” shall mean, as of any date, with respect to any share of Series A Preferred Stock, all cash dividends that have been declared on such share, but that have not, as of such date, been paid in cash.

“Voting Stock” shall mean (i) with respect to the Company, the Common Stock and any other Capital Stock of the Company having the right to vote generally in any election of members of the Board and (ii) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of members of the board of directors of such Person or other similar governing body.

“VWAP” per share of Common Stock on any Trading Day shall mean the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company).

SECTION 4. Dividends.

(a) Dividends. Dividends may be authorized by the Board, or any duly authorized committee thereof, and declared by the Board, or any duly authorized committee thereof, and paid by the Company, on any Junior Stock from time to time, and the Holders shall be entitled to participate in those dividends on an as-converted basis (pursuant to Section 6 without regard to any limitations on convertibility set forth therein) (other than pursuant to the adjustments otherwise provided under Section 10(b) or Section 11(a), as applicable).

(b) Waivers. Any right related to the payment of dividends under this Section 4 or otherwise set forth in this Certificate of Designations may be waived as to such rights for all shares of Series A Preferred Stock (and the Holders thereof) upon the vote, election or approval of the Holders holding a majority of the shares of Series A Preferred Stock.

SECTION 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the greater of (i) the Original Issuance Price, and (ii) the amount a Holder would have received had such Holder, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such share of Series A Preferred Stock into Common Stock (pursuant to Section 6). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.

(b) Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders, the amounts distributed to the Holders shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

SECTION 6. Right of the Holders to Convert.

(a) Each Holder shall have the right, at any time and at such Holder’s option, subject to the conversion procedures set forth in Section 8, to (1) convert each share of such Holder’s Series A Preferred Stock into the number of shares of Common Stock equal to the quotient of (A) the Original Issuance Price as of the Conversion Date divided by (B) the Conversion Price as of the applicable Conversion Date and (2) receive a cash amount equal to any Unpaid Cash Dividends as of such date. The right of conversion may be exercised as to all or any portion of such Holder’s Series A Preferred Stock from time to time.

(b) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.

(c) Notwithstanding the foregoing or anything else in this Certificate of Designations to the contrary, (i) the Holders shall not have the right to acquire shares of Common Stock, and the Company shall not be required to issue shares of Common Stock, in excess of the Share Cap and (ii) no Holder shall have the right to acquire shares of Common Stock, and the Company shall not be required to issue shares of Common Stock to such Holder, in excess of such Holder’s Individual Holder Share Cap (collectively, the “Conversion Restrictions”), and in each case, the Company shall deliver, in lieu of any shares of Common Stock otherwise deliverable upon conversion in excess of the Conversion Restrictions, an amount of cash per share equal to the Closing Price on the Trading Day immediately prior to the Conversion Date (such cash amount, the “Excess Amount”).

SECTION 7. Right of Company to Convert.

(a) If the VWAP per share of Common Stock was greater than the Mandatory Conversion Price for any twenty (20) Trading Days within any period of thirty (30) Trading Days (such thirty (30) Trading Day period, the “Trading Period”), the Company may elect to convert (a “Mandatory Conversion”) all, but not less than all, of the outstanding shares of Series A Preferred Stock into shares of Common Stock (the date selected by the Company for any Mandatory Conversion pursuant to this Section 7(a), the “Mandatory Conversion Date”). In the case of a Mandatory Conversion, (1) each share of Series A Preferred Stock then outstanding shall be converted into the number of shares of Common Stock equal to the quotient of (A) the Original Issuance Price as of the Mandatory Conversion Date divided by (B) the Conversion Price of such share in effect as of the Mandatory Conversion Date, and (2) any Unpaid Cash Dividends as of such date shall be settled in cash; provided, however, that, if as a result of the Conversion Restrictions, all then outstanding shares of Series A Preferred Stock may not be converted into shares of Common Stock at such time, the Company shall ratably deliver the maximum number of shares of Common Stock that may be issued upon conversion of the Series A Preferred Stock at such time, together with an amount in cash equal to the Excess Amount in lieu of any such shares of Common Stock otherwise deliverable upon a Mandatory Conversion in excess of the Conversion Restrictions.

(b) Notice of Mandatory Conversion. If the Company elects to effect a Mandatory Conversion, the Company shall, within twenty (20) Business Days following the completion of the applicable thirty (30) day Trading Period referred to in Section 7(a) above, provide notice of Mandatory Conversion to each Holder (such notice, a “Notice of Mandatory Conversion”). For the avoidance of doubt, a Notice of Mandatory Conversion does not limit a Holder’s right to convert on a Conversion Date prior to the Mandatory Conversion Date. The Mandatory Conversion Date selected by the Company shall be no less than thirty (30) Business Days and no more than forty-five (45) Business Days after the date on which the Company provides the Notice of Mandatory Conversion to the Holders. The Notice of Mandatory Conversion shall state the Mandatory Conversion Date selected by the Company.

SECTION 8. Conversion Procedures and Effect of Conversion.

(a) Conversion Procedure. A Holder must do each of the following in order to convert shares of Series A Preferred Stock:

(i) in the case of a conversion pursuant to Section 6(a), complete and execute the conversion notice provided by the Conversion Agent (the “Conversion Notice”), and deliver such notice to the Conversion Agent; provided, however that a Conversion Notice may be conditional on the completion of a Change of Control or other corporate transaction;

(ii) surrender to the Conversion Agent the certificate or certificates (if any) representing the shares of Series A Preferred Stock to be converted (or, if such Holder alleges that such certificate or certificates have been lost, stolen or destroyed, a lost certificate or certificates affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate or certificates);

(iii) if required, furnish appropriate endorsements and transfer documents in a form reasonably acceptable to the Company; and

(iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 18.

The foregoing clauses (ii), (iii) and (iv) shall be conditions to the issuance of shares of Common Stock to the Holders in the event of a Mandatory Conversion pursuant to Section 7 (but, for the avoidance of doubt, not to the Mandatory Conversion of the shares of Series A Preferred Stock on the Mandatory Conversion Date, which such Mandatory Conversion shall be deemed to occur automatically on the Conversion Date, nor to the conversion of the shares of Series A Preferred Stock pursuant to Section 9(c), which such conversion shall be deemed to occur automatically on the date that is five (5) Business Days after the Test Date). The Holder may, in respect of a Mandatory Conversion or a conversion pursuant to Section 9(c), deliver a notice to the Conversion Agent specifying, in respect of the deliverable shares of Common Stock, a delivery method of either book-entry basis, through the facilities of The Depositary Trust Company (if eligible) or certificated form. If no such notice is delivered, the Holder shall be deemed to have chosen delivery by book-entry.

The “Conversion Date” means (A) with respect to conversion of any shares of Series A Preferred Stock at the option of any Holder pursuant to Section 6(a), the date on which such Holder complies with the procedures in this Section 8(a) (including the satisfaction of any conditions to conversion set forth in the Conversion Notice), (B) with respect to Mandatory Conversion pursuant to Section 7(a), the Mandatory Conversion Date and (C) with respect to a conversion pursuant to Section 9(c), the date that is five (5) Business Days after the Test Date.

(b) Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock, dividends shall no longer be declared on any such shares of Series A Preferred Stock.

(c) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash, securities or other property issuable upon conversion of Series A Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant procedures contained in Section 8(a) (and in any event no later than five (5) Trading Days thereafter; provided, however that, if a written notice from the Holder in accordance with Section 8(a) specifies a date of delivery for any shares of Common Stock, such shares shall be delivered on the date so specified, which shall be no earlier than the second (2nd) Business Day immediately following the date of such notice (or such later date, not to exceed the fifth (5th) Business Day immediately following the date of such notice, if, prior to the Conversion Date, the Transfer Agent has delivered written notice to the Holders of Series A Preferred Stock that it is unable deliver shares of Common Stock within two (2) Business Days following any Conversion Date) and no later than the seventh (7th) Business Day thereafter), the Company shall issue the number of whole shares of Common Stock issuable upon conversion (and deliver any Excess Amount) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Stock, securities or other property shall be made by book-entry or, at the request of the Holder, through the facilities of The Depositary Trust Company (if eligible), or in certificated form. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis, through the facilities of The Depositary Trust Company (if eligible), or by mailing certificates evidencing the shares to the Holders, in each case at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to Section 6(a)) or in the records of the Company or as set forth in a notice from the Holder to the Conversion Agent, as applicable (in the case of a Mandatory Conversion or a conversion pursuant to Section 9(c)). In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and, to the extent applicable, cash, securities or other property to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company (or, if no such manner is shown on the records of the Company, in the manner chosen in good faith by the Board).

(d) Status of Converted or Reacquired Shares. Shares of Series A Preferred Stock converted in accordance with this Certificate of Designations, or otherwise acquired by the Company in any manner whatsoever, shall be retired promptly after the conversion or acquisition thereof and shall not be reissued as shares of such series. All such shares shall, upon their retirement and any filing required by the DGCL, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Certificate of Incorporation.

SECTION 9. Test Date.

(a) On the Test Date:

(i) If the Conversion Price exceeds the VWAP on such date, then the Company shall redeem all of the shares of Series A Preferred Stock then outstanding, to the extent not prohibited by law, at the Original Issuance Price; and

(ii) If the Conversion Price is equal to or less than the VWAP on such date, then the Company shall convert all of the shares of Series A Preferred Stock then outstanding into shares of Common Stock, to the extent not prohibited by law, at the Conversion Price.

(b) Test Date Redemption. If the Company is obligated to redeem the shares of Series A Preferred Stock then outstanding pursuant to Section 9(a)(i), then on the date that is five (5) Business Days after the Test Date, the Company shall deliver or cause to be delivered to each Holder, cash by wire transfer, equal to the Original Issuance Price; provided, however, that if the Company shall not have sufficient funds legally available under applicable law to redeem all then outstanding shares of Series A Preferred Stock, the Company shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law. From and after the Test Date with respect to any share of Series A Preferred Stock that the Company has redeemed in accordance with the provisions of this Section, (i) such share shall no longer be deemed outstanding and (ii) all rights with respect to such share shall cease and terminate. For the avoidance of doubt, notwithstanding anything contained herein to the contrary, until a share of Series A Preferred Stock is redeemed by the payment in full of the Original Issuance Price, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein including the right to convert.

(c) Test Date Conversion. If the Company is obligated to convert the shares of Series A Preferred Stock then outstanding pursuant to Section 9(a)(ii), then on the date that is five (5) Business Days after the Test Date, (1) each share of Series A Preferred Stock outstanding as of the Test Date shall be converted into the number of shares of Common Stock equal to the quotient of (A) the Original Issuance Price as of the Test Date divided by (B) the Conversion Price as of the Test Date and (2) any Unpaid Cash Dividends as of such date shall be settled in cash; provided, however, that, if as a result of the Conversion Restrictions, all then outstanding shares of Series A Preferred Stock may not be converted into shares of Common Stock at such time, the Company shall ratably deliver the maximum number of shares of Common Stock that may be issued upon conversion of the Series A Preferred Stock at such time, together with an amount in cash equal to the Excess Amount in lieu of any such shares of Common Stock otherwise deliverable upon a conversion pursuant to this Section in excess of the Conversion Restrictions; provided further that the provisions of Section 8 shall apply to any conversion pursuant to this Section.

SECTION 10. Adjustments to the Conversion Price.

(a) Anti-Dilution Adjustments. The Conversion Price will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Company shall not make any adjustment to the Conversion Price if a Holder of the Series A Preferred Stock participates, at the same time and upon the same terms as holders of Common Stock and solely as a result of holding shares of Series A Preferred Stock, in any transaction described in this Section 10(a), without having to convert its Series A Preferred Stock, as if it held a number of shares of Common Stock equal to the Original Issuance Price of each share of Series A Preferred Stock held by such Holder divided by the then-current Conversion Price:

(i) Stock Splits and Combinations. If the Company effects a stock split or a stock combination of the Common Stock (in each case, excluding an issuance solely pursuant to a Reorganization Event, as to which Section 11 will apply), then the Conversion Price will be adjusted based on the following formula:

where:

CP0 = the Conversion Price in effect immediately before the close of business on the effective date of such stock split or stock combination, as applicable;

CP1 = the Conversion Price in effect immediately after the close of business on such effective date, as applicable;

OS0 = the number of shares of Common Stock outstanding immediately before the close of business on such effective date, as applicable, without giving effect to such stock split or stock combination; and

OS1 = the number of shares of Common Stock outstanding immediately after giving effect to such stock split or stock combination.

If any stock split or stock combination of the type described in this Section 10(a)(i) is declared or announced, but not so made, then the Conversion Price will be readjusted, effective as of the date the Board, or any Officer acting pursuant to authority conferred by the Board, determines not to effect such stock split or stock combination, to the Conversion Price that would then be in effect had such stock split or stock combination not been declared or announced.

(ii) Rights, Options and Warrants. If the Company distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan) entitling such holders, for a period of not more than forty-five (45) calendar days after the Record Date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Closing Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Price will be decreased based on the following formula:

where:

CP0 = the Conversion Price in effect immediately before the close of business on such Record Date;

CP1 = the Conversion Price in effect immediately after the close of business on such Record Date;

OS = the number of shares of Common Stock outstanding immediately before the close of business on such Record Date;

Y = a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Closing Price per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced; and

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants.

provided, however, that (A) the Conversion Price will not be adjusted pursuant to this Section 10(a)(ii) solely as a result of an Exempt Issuance and (B) the issuance of shares of Common Stock issuable pursuant to the exercise, vesting or conversion of such rights, options or warrants will not constitute an additional issuance or sale of Common Stock.

To the extent such rights, options or warrants are not so distributed, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the decrease to the Conversion Price for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the decrease to the Conversion Price for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, option or warrants.

For purposes of this Section 10(a)(ii), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Closing Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board.

(iii) Distribution Transactions and Other Distributed Property.

(A) Distributions Other than Distribution Transactions. If the Company distributes shares of its Capital Stock, evidences of the Company’s indebtedness or other assets or property of the Company, or rights, options or warrants to acquire the Company’s Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding:

(I) rights, options or warrants for which an adjustment to the Conversion Price is required pursuant to Section 10(a)(i) or Section 10(a)(ii);

(II) dividends or distributions paid exclusively in cash;

(III) rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 10(c);

(IV) Distribution Transactions for which an adjustment to the Conversion Price is required pursuant to Section 10(a)(iii)(B);

(V) a distribution solely pursuant to a tender offer or exchange offer for shares of Common Stock, as to which Section 10(a)(iv) will apply; and

(VI) a distribution solely pursuant to a Reorganization Event, as to which Section 11 will apply, then the Conversion Price will be decreased based on the following formula:

where:

CP0 = the Conversion Price in effect immediately before the close of business on the Record Date for such distribution;

CP1 = the Conversion Price in effect immediately after the close of business on such Record Date;

SP = the average of the Closing Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the Ex-Dividend Date for such distribution; and

FMV = the fair market value (as determined by the Board), as of such Record Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;

provided, however, that, if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Price, each Holder will receive, for each share of Series A Preferred Stock held by such Holder on such Record Date, at the same time and on the same terms as holders of Common Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received in such distribution if such Holder had owned, on such Record Date, a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 6) in respect of one (1) share of Series A Preferred Stock that is converted with a Conversion Date occurring on such Record Date (subject to the same arrangements, if any, in such distribution not to issue or deliver a fractional portion of any Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants, but with such arrangement applying separately to each Holder and computed based on the total number of shares of Series A Preferred Stock held by such Holder on such Record Date).

To the extent such distribution is not so paid or made, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

(B) Distribution Transactions. If the Company engages in a Distribution Transaction in which it distributes or dividends shares of Capital Stock of any class or series, or similar equity interests, of or relating to an Affiliate or Subsidiary or other business unit of the Company to all or substantially all holders of the Common Stock (other than solely pursuant to (x) a Reorganization Event, as to which Section 11 will apply; or (y) a tender offer or exchange offer for shares of Common Stock, as to which Section 10(a)(iv) will apply), and such Capital Stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange, then the Conversion Price will be decreased based on the following formula:

where:

CP0 = the Conversion Price in effect immediately before the close of business on the Record Date for such Distribution Transaction;

CP1 = the Conversion Price in effect immediately after the close of business on such Record Date;

SP = the average of the Closing Prices per share of Common Stock for each Trading Day in the Distribution Transaction Valuation Period (as defined below); and

FMV = the product of (x) the average of the Closing Prices per share or unit of the Capital Stock or equity interests distributed in such Distribution Transaction over the ten (10) consecutive Trading Day period (the “Distribution Transaction Valuation Period”) beginning on, and including, the Ex-Dividend Date for such Distribution Transaction (such average to be determined as if references to Common Stock in the definitions of “Closing Price,” “Trading Day” and “Market Disruption Event” were instead references to such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per share of Common Stock in such Distribution Transaction.

provided, however, that in the event of a Distribution Transaction where the Majority Holders (as defined below) elect to engage in a Spin-Off Exchange Offer (as defined below), and such Spin-Off Exchange Offer is completed pursuant to Section 10(d), then no adjustment to the Conversion Price shall be made pursuant to this Section 10(a)(iii)(B).

The adjustment to the Conversion Price pursuant to this Section 10(a)(iii)(B) will be calculated as of the close of business on the last Trading Day of the Distribution Transaction Valuation Period that will be given effect immediately after the close of business on the Record Date for the Distribution Transaction, with retroactive effect. If the Conversion Date for any share of Series A Preferred Stock to be converted occurs during the Distribution Transaction Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Distribution Transaction Valuation Period.

To the extent any dividend or distribution of the type described in Section 10(a)(iii)(B) is declared but not made or paid, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(iv) Tender Offers or Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time (as defined below) by the Board) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Closing Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Price will be decreased based on the following formula:

where:

CP0 = the Conversion Price in effect immediately before the time (the “Expiration Time”) such tender or exchange offer expires;

CP1 = the Conversion Price in effect immediately after the Expiration Time;

SP = the average of the Closing Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

OS0 = the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

AC = the aggregate value (determined as of the Expiration Time by the Board) of all cash and other consideration paid for shares of Common Stock purchased or exchanged in such tender or exchange offer; and

OS1 = the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

provided, however, that the Conversion Price will in no event be adjusted up pursuant to this Section 10(a)(iv), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Price pursuant to this Section 10(a)(iv) will be calculated as of the close of business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect. If the Conversion Date for any share of Series A Preferred Stock to be converted occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period.

To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(b) No Adjustments in Certain Cases. The Company will not be required to adjust the Conversion Price except pursuant to this Section 10. For the avoidance of doubt, no adjustment to the Conversion Price will be made (the following, each an “Exempt Issuance”):

(i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(ii) upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director, consultant or officer equity incentive plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs;

(iii) except as otherwise provided in Section 10(a) upon the issuance of any shares of Common Stock pursuant to exercise, vesting or conversion of any option, warrant, right, restricted stock unit or exercisable, exchangeable or convertible security;

(iv) for dividends or distributions declared or paid to holders of Common Stock in which the Holders participate; or

(v) for a change in the par value of the Common Stock.

(c) Stockholder Rights Plans. If any shares of Common Stock are to be issued upon conversion of any Series A Preferred Stock and, at the time of such conversion, the Company has in effect any stockholder rights plan, then the Holder of such Series A Preferred Stock will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise due upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, the Conversion Price will be adjusted pursuant to Section 10(a)(iii)(A) on account of such separation as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section 10(a)(iii)(A) to all holders of Common Stock, subject to readjustment pursuant to Section 10(a)(iii)(A) if such rights expire, terminate or are redeemed. For the avoidance of doubt, if the rights issued or otherwise distributed pursuant to any such stockholder rights plan have previously been issued to the Holders of Series A Preferred Stock, then the foregoing sentence of this Section 10(c) shall not apply.

(d) Distribution Transactions.

(i) In the event the Company proposes to effect a Distribution Transaction, then, by written notice of the Holders constituting at least a majority of the outstanding voting power of the Series A Preferred Stock (the “Majority Holders”) delivered to the Company prior to the relevant Record Date, the Company will negotiate in good faith with such Majority Holders the terms and conditions of an exchange offer described herein (the “Spin-Off Exchange Offer”), and in the event the Spin-Off Exchange Offer is completed, then no adjustment to the Conversion Price shall be made pursuant to Section 10(a)(iii)(B).

(ii) In connection with the Spin-Off Exchange Offer, each share of Series A Preferred Stock will be exchanged by the Company for one (1) share of Mirror Preferred Stock and one (1) share of Exchange Preferred Stock. The Original Issuance Price of the Series A Preferred Stock will be allocated between the shares of Mirror Preferred Stock and Exchange Preferred Stock in accordance with the relative fair market value of the assets and businesses to be held by the Distributed Entity and the assets and businesses to be retained by the Company, as determined in good faith by the Board after consultation with the Majority Holders.

(iii) The Company and the Majority Holders will negotiate reasonably and in good faith and each will use its reasonable best efforts to agree on mutually agreeable terms for the Spin-Off Exchange Offer, including, without limitation, the certificate of designations with respect to the Mirror Preferred Stock and the certificate of designations with respect to the Exchange Preferred Stock, to reflect the fact that following the completion of the Spin-Off Exchange Offer the adjustments to the Conversion Price will be based upon the common stock of the Company and the common stock of the Distributed Entity, and that the rights, benefits, obligations and economic characteristics of the Series A Preferred Stock will not be expanded or diminished as a result of the exchange of shares of Series A Preferred Stock for shares of Mirror Preferred Stock and Exchange Preferred Stock. The exchange of Series A Preferred Stock for Exchange Preferred Stock in the Spin-Off Exchange Offer shall be structured in a manner so as to qualify as a tax-free recapitalization within the meaning of Section 368(a) of the Code to the maximum extent permitted by applicable law. The Company agrees for U.S. federal and applicable state and local income tax purposes the shares of Mirror Preferred Stock and Exchange Preferred Stock shall be structured in a way not to be classified as “preferred stock” within the meaning of Section 305 or Section 306 of the Code (or similar or analogous state or local income tax law) or “nonqualified preferred stock” within the meaning of Section 351(g) of the Code.

(e) Determination of the Number of Outstanding Shares of Common Stock. For purposes of Section 10(a), the number of shares of Common Stock outstanding at any time will (1) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (2) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distributions on shares of Common Stock held in its treasury).

(f) Calculations. All calculations with respect to the Conversion Price and adjustments thereto will be made to the nearest 1/100th of a cent (with 5/1,000ths rounded downward).

(g) Notice of Conversion Price Adjustments. Upon the effectiveness of any adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b), the Company will promptly send notice to the Holders containing (1) a brief description of the transaction or other event on account of which such adjustment was made; (2) the Conversion Price in effect immediately after such adjustment; and (3) the effective time of such adjustment.

(h) Voluntary Conversion Price Decreases.

(i) Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) decrease the Conversion Price by any amount if (1) the Board determines that such decrease is in the Company’s best interest or that such decrease is advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (2) such decrease is in effect for a period of at least twenty (20) Business Days; and (3) such decrease is irrevocable during such period; provided, however, that any such decrease that would be reasonably expected to result in any income tax imposed on holders of Series A Preferred Stock shall require the affirmative vote, election or approval of the Majority Holders.

(ii) Notice of Voluntary Decrease. If the Board determines to decrease the Conversion Price pursuant to Section 10(h)(i), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 10(h)(i), the Company will send notice to each Holder, the Transfer Agent and the Conversion Agent of such decrease to the Conversion Price, the amount thereof and the period during which such decrease will be in effect.

(i) Successive Adjustments. After an adjustment to the Conversion Price under this Section 10, any subsequent event requiring an adjustment under this Section 10 shall cause an adjustment to each such Conversion Price as so adjusted.

(j) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Price pursuant to this Section 10 under more than one subSection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subSection of this Section 10 is applicable to a single event, the subSection shall be applied that produces the largest adjustment.

(k) Notice of Adjustments. Whenever the Conversion Price is adjusted as provided under this Section 10, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):

(i) compute the adjusted applicable Conversion Price in accordance with this Section 10 and prepare and transmit to the Conversion Agent an Officer’s Certificate setting forth the applicable Conversion Price, the method of calculation thereof, and the facts requiring such adjustment and upon which such adjustment is based; and

(ii) provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Price was determined and setting forth the adjusted applicable Conversion Price.

(l) Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the Conversion Price or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officer’s Certificate delivered pursuant to this Section 10(l) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preferred Stock and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock pursuant to the conversion of Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 10.

(m) Fractional Shares. No fractional shares of Common Stock will be delivered to the Holders upon conversion. In lieu of any fractional shares to which the Holders would otherwise be entitled, the number of shares of Common Stock to be issued upon conversion of the Preferred Stock shall be rounded down to the nearest whole share. In order to determine whether the number of shares of Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series A Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted on any single Conversion Date.

SECTION 11. Adjustment for Reorganization Events.

(a) Reorganization Events. In the event of:

(i) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Company, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or

(iii) any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock into other securities; (each of which is referred to as a “Reorganization Event”);

then each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the approval or election of the Holders and subject to Section 13, remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the Holder of such share of Series A Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series A Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Price applicable immediately prior to the effective date of the Reorganization Event and the Original Issuance Price applicable at the time of such subsequent conversion; provided, however that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by such Constituent Persons or such Affiliate thereof. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 11(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.

(b) Successive Reorganization Events. The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of Capital Stock received by the holders of the Common Stock in any such Reorganization Event.

(c) Reorganization Event Notice. The Company (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(d) Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11.

SECTION 12. Voting Rights. Holders shall not be entitled to vote at or receive notice of any meeting of stockholders, except as provided in Section 13 or as required by law.

SECTION 13. Consent Rights. For so long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, and shall cause its Subsidiaries not to, unless the Majority Holders otherwise approve, vote for or authorize, or otherwise waive any provision of this Section 13:

(a) create or authorize the creation of, or issue any equity or debt securities of the Company or any of its Subsidiaries (or rights exercisable into equity securities of the Company or any of its Subsidiaries) that rank senior or pari passu to the rights of the Series A Preferred Stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; or

(b) permit any adverse change (including as a result of a merger, consolidation or other similar or extraordinary transaction) to the powers, preferences or special rights of the Series A Preferred Stock set forth in the Certificate of Incorporation or bylaws, including by amendment, modification or in any other manner that fails to give effect to the rights of the Holders as set forth in this Certificate of Designations, the Certificate of Incorporation or bylaws, or otherwise required by applicable law.

SECTION 14. Term. Except as expressly provided in this Certificate of Designations, the shares of Series A Preferred Stock shall not be redeemable or otherwise mature and the term of the Series A Preferred Stock shall be perpetual.

SECTION 15. No Sinking Fund. Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

SECTION 16. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series A Preferred Stock shall be the Company. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent, Registrar or paying agent for the Series A Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof by first class mail, postage prepaid, to the Holders.

SECTION 17. Replacement Certificates.

(a) Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates evidencing the Series A Preferred Stock are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

(b) Certificates Following Conversion. If physical certificates representing the Series A Preferred Stock are issued, the Company shall not be required to issue replacement certificates representing shares of Series A Preferred Stock on or after the Conversion Date applicable to such shares. In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon receipt of the satisfactory evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock formerly evidenced by the physical certificate.

SECTION 18. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes (“Transfer Taxes”) that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. However, in the case of conversion of Series A Preferred Stock, the Company shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, shares of Common Stock or other securities to a Beneficial Owner other than the Beneficial Owner of the Series A Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person requesting such issuance, delivery or payment has paid to the Company the amount of any such Transfer Tax or has established, to the satisfaction of the Company, that such Transfer Tax has been paid or is not payable.

(b) Intended Tax Treatment. For U.S. federal and applicable state and local income tax purposes (i) the shares of Series A Preferred Stock are not intended to be classified as “preferred stock” within the meaning of Code Section 305, Treasury Regulation Section 1.305-5 or Code Section 306 (or similar or analogous state or local income tax law), (ii) if a conversion of shares of Series A Preferred Stock into Common Stock is effected, such transaction is intended to be treated as a “reorganization” within the meaning of Section 368(a)(l)(E) of the Code (or similar or analogous state or local income tax law) whereby the Holder of each exchanged share of Series A Preferred Stock is intended to be treated as transferring such share to the Company in exchange for Common Stock (such tax treatment described in clauses (i) and (ii), together, the “Intended Tax Treatment”). The Company and each Holder shall file all applicable income tax returns in accordance with the Intended Tax Treatment and not take any reporting position with respect to applicable income taxes inconsistent with the Intended Tax Treatment unless otherwise required in connection with the settlement or resolution of any tax audit, contest or other procedure with a taxing authority or a change in law after the date hereof. Notwithstanding any other provision within this Certificate of Designations the Company shall not, without the written approval of the Majority Holders, pay any dividend or make any other distribution (within the meaning of Code Section 305 and the Treasury Regulations thereunder) on any share of capital stock or other security convertible into, or exercisable or exchangeable for, any capital stock of the Company, or take any other action, so long as any share of Series A Preferred Stock is outstanding, if such dividend, distribution or action may result in a deemed dividend or deemed distribution pursuant to Code Section 305 to the Holders of such shares.

(c) Redemptions. The Company and the Holders agree to treat any redemption pursuant to Section 9(b) as a sale or exchange for purposes of Code Section 302 to the maximum extent permitted by law.

(d) Withholding. All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders. The Company shall provide the applicable Holder with reasonable notice in advance of such deduction and withholding and shall use commercially reasonable efforts to cooperate with the applicable Holder to minimize or eliminate such withholding. Absent a change in law or a contrary determination within the meaning of Code Section 1313, this Section 18(d) shall not apply to the issuance of shares of Common Stock upon conversion or repurchase of any shares of Series A Preferred Stock and the Company shall not have the right to withhold and deduct upon such conversion. To the extent the Company in good faith reasonably believes that such change in law has in fact occurred, the Company shall give prompt notice of such change in law to the applicable Holder and shall cooperate in good faith with the applicable Holder to minimize or eliminate such deduction or withholding.

SECTION 19. Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Company, to its principal executive offices, (ii) if to any Holder, to such Holder at the mail or email address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other mail or email address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

SECTION 20. Facts Ascertainable. When the terms of this Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

SECTION 21. Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the vote, election or approval of the Holders holding a majority of the shares of Series A Preferred Stock.

SECTION 22. Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed this 31st day of January, 2023.

NUBURU, INC.

By:	/s/ Mark Zediker
Name:	Mark Zediker
Title:	Chief Executive Officer

[Signature page to Certificate of Designations]